ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED
中逸(香港)會計師事務所有限公司

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Xinhua China Ltd.:

We hereby consent to the incorporation by reference to the use of our report on the consolidated financial statements of Xinhua China Ltd. dated October 13, 2006, included in the Annual Report (Form 10-K) for the fiscal year ended June 30, 2006. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Zhong Yi (Hong Kong) C.P.A. Company Limited

October 13, 2006
Hong Kong, China

9TH FL., CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD., CENTRAL, HONG KONG
香港荷李活道1-13號華懋荷李活中心9字樓
Tel: 2573 2296 Fax: 2384 2022